Exhibit 5.1

To the Board of Directors of Globant S.A. 5, rue Guillaume Kroll, L-1882 Luxembourg Grand Duchy of Luxembourg

Luxembourg, 7 July 2015

Your ref. : /
Our ref. : 017966-70004 / 13330467v1
Sophie.wagner@arendt.com
Tel. : (352) 40 78 78-253
Fax : (352) 40 78 04-634

GLOBANT S.A. – F1 Registration Statement

Ladies and Gentlemen,

We are acting as Luxembourg counsel for Globant S.A., a société anonyme, having its registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés de Luxembourg under number B 173 727, (the “Company”) in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the offering by the Selling Shareholders of 3,500,000 common shares of the Company (the “Existing Shares”), each with a nominal value of one U.S. dollar and twenty cents (U.S.$ 1.20) per share.

We have reviewed, and relied on, (i) the consolidated articles of incorporation of the Company as at 12 June 2015, (ii) the notarial deed dated 28 January 2013 on the increase of the share capital of the Company, (iii) the notarial deed dated 27 March 2013 on the increase of the share capital of the Company, (iv) the notarial deed dated 29 November 2013 on the increase of the share capital of the Company, (v) the notarial deed recording the minutes of the general meeting of shareholders of the Company of 18 June 2014 (which inter alia determined the authorized unissued share capital of the Company and authorized the board of directors to issue shares of the Company and in this respect waived any preferential or pre-emptive subscription rights of existing shareholders and amended and restated the articles of association of the Company, all these resolutions being subject to a condition precedent), (vi) the notarial deed recording the minutes of the general meeting of shareholders of the Company of 15 July 2014 (which inter alia resolved on a reverse stock split whereby the nominal value of the Company shares was changed from ten cents of U.S. dollars (U.S.$ 0.10) to one U.S. dollar and twenty cents (U.S.$ 1.20) and confirmed the effectiveness of the resolutions adopted by the general meeting of shareholders of the Company of 18 June 2014), (vii) the notarial deed dated 23 July 2014 on the increase of the share capital of the Company, (viii) the notarial deed dated 31 December 2014 on the increase of the share capital of the Company, (ix) the notarial deed dated 25 February 2015 on the increase of the share capital of the Company, (x) the notarial deeds dated 30 March 2015 on the increase of the share capital of the Company, (xi) the notarial deed dated 30 April 2015 on the increase of the share capital of the Company, (xii) the notarial deed recording the minutes of the general meeting of shareholders of the Company of 4 May 2015 (which renewed the authorized unissued share capital of the Company and authorized the board of directors to issue shares of the Company and in this respect waived any preferential or pre-emptive subscription rights of existing shareholders and amended and restated the articles of association of the Company), (xiii) the notarial deed dated 12 June 2015 on the increase of the share capital of the Company and (xiv) the resolutions of the Board of Directors of the Company of 25 June 2015 on inter alia the Registration Statement and the offering of common shares of the Company as well as such corporate records (including an electronic copy of the shareholders’ register of the Company held by American Stock Transfer & Trust Company, LLC) as have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is a validly existing société anonyme under the laws of the Grand Duchy of Luxembourg.

2. The Existing Shares being offered by the Selling Shareholders have been validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading “Legal Matters” and “Taxation” as regards the Grand Duchy of Luxembourg in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand Duchy of Luxembourg and registered on the list V of lawyers of the Luxembourg Bar.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Sophie Wagner-Chartier

Sophie Wagner-Chartier

Partner

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